    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 7, 2000


                                                      REGISTRATION NO. 333-95373

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                          ACACIA RESEARCH CORPORATION
             (Exact name of registrant as specified in its charter)

                           DELAWARE                                                95-4405754
                 (State or other jurisdiction                                   (I.R.S. Employer
                              of                                             Identification Number)
                incorporation or organization)

                55 SOUTH LAKE AVENUE, PASADENA, CALIFORNIA 91101
                                 (626) 396-8300
         (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)
                           --------------------------

                 KATHRYN KING-VAN WIE, CHIEF OPERATING OFFICER
                          ACACIA RESEARCH CORPORATION
                              55 SOUTH LAKE AVENUE
                           PASADENA, CALIFORNIA 91101
                                 (626) 396-8300
      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                          COPIES OF COMMUNICATIONS TO:
                               D. STEPHEN ANTION
                             O'Melveny & Myers LLP
                            1999 Avenue of the Stars
                                   7th Floor
                       Los Angeles, California 90067-6035
                                 (310) 553-6700
                           --------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AT SUCH TIME OR TIMES ON AND AFTER THE DATE ON WHICH THIS REGISTRATION STATEMENT
        BECOMES EFFECTIVE AS THE SELLING SECURITYHOLDERS MAY DETERMINE.
                           --------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


                                                   NUMBER OF
                                              SECURITIES OF EACH    PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 CLASS TO BE      OFFERING PRICE PER        AGGREGATE            AMOUNT OF
        SECURITIES TO BE REGISTERED              REGISTERED(1)         SECURITY(2)       OFFERING PRICE(2)    REGISTRATION FEE
Common Stock, $0.001 par value per share           2,345,116            $51.25(3)         $120,187,195(3)       $31,729.42(4)


(1) Includes a number of shares of Common Stock initially issuable upon exercise of certain warrants and options held by the Selling Securityholders and, pursuant to Rule 416 under the Securities Act, an indeterminate number of shares of Common Stock as may be issued from time to time upon exercise of such warrants and options by reason of adjustment of the number of shares of Common Stock to be issued upon such exercises under certain circumstances outlined.
(2) Estimated solely for the purpose of calculating the registration fee.
(3) Pursuant to Rule 457(c), the price of the Common Stock is based upon the average of the high and low prices of the Common Stock on the Nasdaq National Market on January 20, 2000.

(4) Previously paid.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    THE INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITYHOLDERS MAY NOT SELL THESE SECURITIES PURSUANT TO THIS PROSPECTUS UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


    SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS DATED FEBRUARY 7, 2000.


PROSPECTUS

                          ACACIA RESEARCH CORPORATION

                              2,345,116 SHARES OF

                                  COMMON STOCK

                                ----------------

    Selling Securityholders who are identified in this prospectus may offer and sell from time to time up to 2,345,116 shares of common stock of Acacia Research Corporation by using this prospectus.

    The offering price for the common stock may be the market price for our common stock prevailing at the time of sale, a price related to the prevailing market price, at negotiated prices or such other price as the Selling Securityholders determine from time to time.


    Acacia Research Corporation's common stock is traded on the Nasdaq National Market under the ticker symbol "ACRI". On February 4, 2000, the closing sale price of the common stock, as reported by Nasdaq, was $43.125 per share.


                            ------------------------

    THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD ACQUIRE THESE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this prospectus is February ___, 2000.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Forward-Looking Statements..................................         2
The Company.................................................         3
Recent Developments.........................................         5
Risk Factors................................................         7
Use of Proceeds.............................................        16
Selling Securityholders.....................................        16
Plan of Distribution........................................        20
Legal Matters...............................................        20
Experts.....................................................        20
Available Information.......................................        21
Incorporation of Certain Documents by Reference.............        21

                           FORWARD-LOOKING STATEMENTS

    This prospectus and the documents it incorporates by reference contain forward-looking statements. Forward-looking statements relate to future periods and include descriptions of our plans, objectives, and underlying assumptions for future operations, our market opportunities, our acquisition opportunities, and our ability to compete.

    Generally, "may," "will," "expect," "believe," "estimate," "anticipate," "intend," "continue" and similar words identify forward-looking statements. Forward-looking statements are based on our current expectations and are subject to risks and uncertainties that can cause actual results to differ materially. For information on these risks and uncertainties, see the "Risk Factors."

    We urge you to consider these factors carefully in evaluating the forward-looking statements contained in this prospectus. Forward-looking statements are made only as of the date of this prospectus. We do not intend, and undertake no obligation, to update these forward-looking statements.

    As used in this prospectus, "Company," "we," "us" and "our" refer to Acacia Research Corporation and its affiliates.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY CONTAINS BASIC INFORMATION ABOUT THIS OFFERING. IT LIKELY DOES NOT INCLUDE ALL THE INFORMATION THAT IS IMPORTANT TO YOU AND SHOULD BE READ IN CONJUNCTION WITH THE MORE DETAILED INFORMATION CONTAINED OR INCORPORATED BY REFERENCE ELSEWHERE IN THIS PROSPECTUS. INVESTORS SHOULD ALSO CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS."

                                  THE COMPANY

    We internally develop and operate majority-owned subsidiaries and also acquire strategic positions in other entities. Through our consolidated subsidiaries, we engage in a variety of technology-related businesses such as:
Internet business incubation, biochips, software development, Internet music and e-commerce, and v-chip technology licensing. We provide business and technology infrastructure services and ongoing operational support to assist early-stage companies progress quickly. (See "Risk Factors--Risks Associated with the Emerging Companies and No Assurance of Success.")

    Our current majority-owned subsidiaries are:

    - ACACIA LAUNCHPAD LLC ("Launchpad") which was formed in November 1999 to incubate and accelerate the development of new Internet companies. Launchpad will provide seed capital and an environment that enables ideas to grow and get to market quickly. Once a company is past the incubation stage, we can provide additional funding through direct investments and capital secured from other strategic venture investors as well as ongoing operational support. Launchpad is a newly formed entity and is in the process of commencing operations. We own 100% of the membership interest of Launchpad.

    - COMBIMATRIX CORPORATION ("CombiMatrix") which was formed in October 1995 and is developing a proprietary method to synthesize DNA, peptides and chemical libraries on an active semiconductor chip with electrochemically generated reagents. CombiMatrix is a developmental stage company and, to date, has incurred substantial losses and has not generated any significant revenues. We own 50% of the outstanding common stock of CombiMatrix.

    - MERKWERKS CORPORATION ("MerkWerks") which was formed in September 1995 and is currently developing a utility software product for use with CD-Recordable, or CD-R, computer drives. To date, MerkWerks is in a development stage, has incurred substantial losses and has not had any revenues. We own 99.9% of the outstanding common stock of MerkWerks.

    - SOUNDBREAK.COM INCORPORATED ("Soundbreak") which was formed in May 1999 and is preparing for the launch of its lifestyle Internet site that will combine a 24-hour worldwide webcast highlighting new music hosted by on-air DJs with rich graphics, a music merchandise store, a strong community area that encourages participation and feedback, and other features. Soundbreak has incurred substantial losses and has not had any revenues to date. We own 73.6% of the common stock, on an as-converted basis, of Soundbreak.

    - SOUNDVIEW TECHNOLOGIES INCORPORATED ("Soundview Technologies") which was formed in March 1996 and owns intellectual property related to the telecommunications field, including audio and video blanking systems, also known as "V-chip" technology. Soundview Technologies intends to license its technology to television manufacturers. Soundview Technologies has incurred losses and has not had any revenues to date. Soundview Technologies has yet to enter into licensing agreements with any television manufacturers. We own 66.7% of the outstanding common stock of Soundview Technologies.

    We also make investments in other businesses that we do not control. Our current minority-owned affiliates are:

    - GREENWICH INFORMATION TECHNOLOGIES LLC ("Greenwich Information Technologies") which was formed in June 1996 and is the exclusive marketing and licensing agent for several patents relating to video-on-demand and audio-on-demand technology. To date, Greenwich Information Technologies has incurred substantial losses and has not had any revenues. We own 33.3% of the membership interest of Greenwich Information Technologies.

    - MEDIACONNEX COMMUNICATIONS, INC. ("Mediaconnex") which was formed in November 1999 as a business-to-business e-commerce company focused on the $90 billion advertising market. We acquired our interest in Mediaconnex in December 1999. To date, Mediaconnex has incurred losses and has not generated any revenues. We own 31% of the common stock equity of Mediaconnex on an as-converted basis.

    - SIGNATURE-MAIL.COM LLC ("Signature-mail") which was formed in October 1997 to develop an on-demand software service that allows users to personalize their e-mail and computer documents with handwritten signatures, greetings, and drawings. We acquired our interest in Signature-mail in April 1998. To date, Signature-mail has incurred losses and has not generated any meaningful revenues. We own 25% of the membership interest of Signature-mail.

    - THE EC COMPANY. ("EC Company") which was formed in 1997 and is a leader in business-to-business Internet exchange transactions for mid-market suppliers. We acquired our interest in EC Company in December 1999. To date, Mediaconnex has incurred losses and has not generated any revenues. We own a 7.6% interest in EC Company.

    - WHITEWING LABS, INC. ("Whitewing") which was formed in 1993 and develops and markets a line of nutritional supplement products. Whitewing conducted an initial public offering of its common stock in February 1996. Whitewing stock trades on the over-the-counter market under the symbol "WWLI" and Whitewing warrants trade on the over-the-counter market under the symbol "WWLI-W". We own 18.6% of the outstanding common stock of Whitewing.

    Throughout this prospectus, Launchpad, CombiMatrix, MerkWerks, Soundbreak, Soundview Technologies, Greenwich Information Technologies, Mediaconnex, Signature-mail, EC Company, and Whitewing are collectively referred to as our affiliates. See "Risk Factors" for risks associated with each individual affiliate.

    Developing emerging businesses contains all of the problems, expenses, delays, and risks inherent in establishing a new business enterprise. We have no control over many of these risks, including uncertain market conditions, product acceptance, cost and availability of capital and the absence of an operating history. We also expect to encounter competition in the area of business opportunities from other entities having similar business objectives, such as venture capital funds and business incubators. We may possess less financial, technical, human and other resources than our potential competitors. Accordingly, we cannot assure that our plan of operations will be successful or that we will be able to achieve or maintain profitable operations. See "Risk Factors--No Assurance of Success" and "Risks Associated with the Emerging Companies."

    We have never paid any cash dividends on our common stock and do not anticipate that we will pay dividends in the foreseeable future. Instead, we intend to apply any earnings to the development and expansion of our business.


    Our predecessor company was initially incorporated in the State of California on January 25, 1993, and conducted its initial public offering on June 15, 1995. Subsequently, we were reincorporated in the State of Delaware on December 28, 1999. Our common stock trades on the Nasdaq National Market under the symbol "ACRI." The closing sale price of our common stock on February 4, 2000 as reported on the Nasdaq National Market was $43.125 per share.

    Our executive offices are located at 55 South Lake Avenue, Pasadena, California 91101 and our telephone number is (626) 396-8300. Our website address is www.acaciaresearch.com. Neither the information contained in our website nor the websites linked to our website shall be deemed to be a part of this Prospectus.

                              RECENT DEVELOPMENTS

    COMBIMATRIX SUBORDINATED NOTE CONVERSION In October 1999, CombiMatrix offered holders of three-year 6% unsecured subordinated promissory notes issued in a private offering completed in March 1998 the opportunity to convert their outstanding principal balance into CombiMatrix Common Stock. All noteholders, ourselves included, converted as of December 1999. As a result of these conversions, our equity ownership is 50%.

    ADDITIONAL INVESTMENTS IN SOUNDBREAK. In September 1999, we purchased 10,000 shares of Soundbreak's Series A Convertible Preferred Stock for $1 million, which represented 100% of the outstanding preferred stock at September 30, 1999. Each share of this preferred stock has full voting rights and is convertible at any time into 100 shares of Soundbreak's common stock.

    In October 1999, Soundbreak completed a private equity financing raising $6.5 million by selling 65,505 shares of its Series B Convertible Preferred Stock. We purchased 10,000 shares of this preferred stock for $1 million. The Series B Preferred Stock has no voting rights and each share is convertible into 40 shares of Soundbreak's common stock.

    FORMATION OF LAUNCHPAD In November 1999, we announced the formation of Launchpad. Its mission is to incubate and accelerate the development of new Internet businesses. New companies can use our marketing, finance, strategic planning, recruiting, and legal resources together with Launchpad's development teams to develop Internet-related products and services.

    CLOSURE OF ACACIA CAPITAL MANAGEMENT. On December 31, 1999, we closed our Acacia Capital Management division. Acacia Capital Management was a general partner in two private investment partnerships and was an investment advisor to two offshore private investment corporations. Costs associated with exiting this business were not material and we are currently in the process of distributing funds pending completion of year-end audits.

    NOTICE OF REDEMPTION OF WARRANTS. In October 1999, we gave a redemption notice for common stock purchase warrants issued in our March 1998 and April 1998 private placements. As a result, all of these warrants were exercised prior to the redemption time (November 19, 1999) and we received $10.5 million in proceeds for the issuance of approximately 1.2 million shares of our common stock

    REINCORPORATION OF COMPANY IN DELAWARE. After receiving the approval of our stockholders at a special meeting, on December 28, 1999, we changed our state of incorporation from California to Delaware. As a result, all shares of our common stock were converted into shares of the Delaware corporation. The stockholders also approved an increase the number of our authorized shares of common stock from 30 million to 60 million and authorized the issuance of up to 20 million shares of preferred stock, whose rights, privileges, preferences, and powers would be determined at a later date.

    AMENDMENTS TO STOCK OPTION PLAN. At the special meeting, the stockholders also ratified amendments to our 1996 Stock Option Plan, which, among other changes, increased capacity under the plan from 1 million shares to 3 million shares of our common stock.

    PRIVATE PLACEMENT OF COMPANY'S COMMON STOCK AND COMMON STOCK PURCHASE WARRANTS. In December 1999, we completed a private placement consisting of the sale of units, each composed of one share of our common stock and one-half of a common stock purchase warrant. We sold 974,771 units at an offering price of $21.50 per unit. We raised approximately $21 million from this financing.

    INVESTMENT IN MEDIACONNEX. In December 1999, we purchased 1,636,364 shares of Mediaconnex's Series A Preferred Stock for $2,250,000, which represents 74% of the outstanding Series A Preferred Stock and 31% of all outstanding common stock on an as-converted basis.

    COMBIMATRIX'S AWARD OF FEDERAL CONTRACTS. CombiMatrix has been awarded three contracts from the federal government to use CombiMatrix's proprietary biochip technology. In July 1999, the Department of Energy granted CombiMatrix a contract to develop microarrays of affinity probes for the analysis of gene products which will aid researchers in the pharmaceutical industry to identify new drug discovery targets. In July 1999 and January 2000, the Department of Defense awarded CombiMatrix two contracts to develop Nanode Array Sensor Microchips used to simultaneously detect numerous chemical and biological warfare agents.

    INVESTMENT IN EC COMPANY. In January 2000, we announced that that we acquired a 7.6% interest in The EC Company for $3 million in a $17.3 million Series B round financing.

                                  RISK FACTORS

    INVESTMENT IN OUR COMMON STOCK IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD ONLY PURCHASE SHARES IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. IN DECIDING WHETHER TO BUY OUR COMMON STOCK, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS AND THE OTHER INFORMATION WE HAVE INCORPORATED BY REFERENCE.

BECAUSE OUR BUSINESS OPERATIONS ARE SUBJECT TO MANY INHERENT AND UNCONTROLLABLE
  RISKS, WE CANNOT ASSURE OUR SUCCESS.

    We have significant economic interests in nine companies and take an active role in each enterprise's growth and advancement. Our business operations are therefore subject to numerous risks and all of the problems, expenses and uncertainties inherent in the establishment of new business enterprises. Many of these risks and problems are subject to outside influences over which we have no control, including technological advances, uncertain market acceptance, competition, increases in operating costs including costs of supplies, personnel, equipment, the availability and cost of capital, changes in general economic conditions and governmental regulation imposed under federal, state or local laws. We cannot assure you that our business ventures will be able to market any product on a commercial scale, that these business ventures will ever achieve or maintain profitable operations or that they, or we, will be able to remain in business.

INVESTING IN EMERGING COMPANIES CARRIES A HIGH DEGREE OF RISK.

    Becoming involved in emerging companies is marked by a high degree of risk, including difficulties in selecting ventures with viable business plans and acceptable likelihoods of success and future profitability. There is a high probability of loss associated with investments in start-ups. We must also dedicate significant amounts of financial resources, management attention and personnel to identify and develop each new business opportunity, without any assurance that these expenditures will prove fruitful.

    We generally invest in start-up ventures with no operating histories, unproven technologies and products and, in some cases, start-ups ventures needing identification and implementation of experienced management. Because of the uncertainties and risks associated with such start-up ventures, you should expect substantial losses associated with failed ventures. In addition, markets for venture capital in the United States are increasingly competitive. As a result, business opportunities may be lost and the terms of available financing and equity investments in start-ups may deteriorate. Also, we may be unable to participate in additional ventures because we lack the financial resources provide them with full funding. We, as well as our affiliates, may need to depend on external financing to provide sufficient capital.

OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY IN THE FUTURE.

    Our operating results may vary significantly from quarter to quarter due to a variety of factors, including:

    - the operating results of our current and future affiliates;

    - the nature and timing of our investments in new businesses;

    - our decisions to acquire or divest interests in our current and future affiliates may create changes in losses or income and amortization of goodwill;

    - changes in our methods of accounting for our current and future affiliates may cause us to recognize gains or losses under applicable accounting rules;

    - the timing of the sales of securities of our current and future affiliates; and

    - the cost of future acquisition could increase from intense competition from other potential acquirers of technology-related companies or ideas.

    We also expect to incur significant start-up expenses in pursuing and developing new business ventures. To date, we have lacked a consistent source of recurring revenue and most of our revenues have come from selling the securities of our affiliates.

OUR FUTURE PLANS DEPEND GREATLY ON INCREASED USE OF THE INTERNET BY BUSINESS AND
  INDIVIDUALS AND THUS OUR BUSINESS MAY SUFFER IF USE OF THE INTERNET FAILS TO GROW IN THE FUTURE.

    Our future plans depend greatly on increased use of the Internet for providing services and conducting business. Commercial use of the Internet is currently at an early stage of development and the future of the Internet is not clear. Because a significant amount of our resources will be allocated to our existing and future Internet companies, our business may suffer if commercial use of the Internet fails to grow in the future.

IF THE U.S. OR OTHER GOVERNMENTS REGULATE THE INTERNET MORE CLOSELY, OUR
  BUSINESS MAY BE HARMED.

    Because of the Internet's popularity and increasing use, new laws and regulations may be adopted. These laws and regulations may cover issues such as privacy, pricing, content and taxation of Internet commerce. If the governments enact any additional laws or regulations it may impede the growth of the Internet and our Internet-related business and we could face additional financial burdens.

OUR AFFILIATES' OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY.

    To date, Whitewing has experienced substantial operating losses and its operating results have varied significantly from quarter to quarter due to a variety of factors. For further information regarding the nature of and the fluctuations in Whitewing's operating results, you should review Whitewing's filings under the Securities Exchange Act, available from the Securities and Exchange Commission.

    CombiMatrix, Greenwich Information Technologies, Launchpad, Mediaconnex, MerkWerks, Signature-mail, Soundbreak, and Soundview Technologies have generated no meaningful revenues to date. We anticipate that these affiliates' operating results are likely to vary significantly as a result of a number of factors, the timing of new product introductions by each of these affiliates, the stage of development of the business of each affiliate, the technical feasibility of the companies' technologies and techniques, the novelty of the technology owned by these affiliates, the level of product acceptance, the strength of each of these affiliates' intellectual property rights, each affiliate's ability to exploit and commercialize its technology, the volume and timing of orders received, product line maturation, the impact of price competition, and each affiliate's ability to access distribution channels. Many of these factors are beyond the affiliates' control. We cannot assure you any affiliate will experience growth in the future or be profitable on an operating basis in any future period.

THE UNCERTAINTY OF EMERGING COMPANIES AND THE POTENTIAL LACK OF MARKET
  ACCEPTANCE OF THEIR PRODUCTS DECREASES THE POSSIBILITY OF OUR SUCCESS.

    COMBIMATRIX. CombiMatrix was incorporated in October 1995 and began operations in April 1996. CombiMatrix is developing a proprietary method to synthesize DNA, peptides and chemical libraries on an active semiconductor chip with electrochemically generated reagents. Although CombiMatrix has been awarded three federal contracts, CombiMatrix is a developmental stage company with very modest current revenues. Its current activities relate almost exclusively to research and development.

    Our investment in CombiMatrix is subject to the risks associated with new technologies, including the viability of its technologies, unknown market acceptance, difficulties in obtaining financing, the strength of its intellectual property protection, increasing competition, and the ability to convert technology into revenues. In addition, because the technologies critical to the success of this industry are in their infancy, we cannot assure you that CombiMatrix will be able to successfully implement its technologies. If its technologies are successful, CombiMatrix intends to pursue collaborations with pharmaceutical companies, which may include screening drug companies' or CombiMatrix's libraries and possibly licensing internally developed chemical compounds. We cannot assure you that CombiMatrix, even if successful in developing its technologies, would be able to successfully implement collaborative efforts with pharmaceutical companies.

    CombiMatrix intends to vigorously protect its intellectual property rights. We cannot assure you, however, that CombiMatrix's pending patent applications will issue or that a third party will not violate, or attempt to invalidate, CombiMatrix's intellectual property rights, possibly forcing CombiMatrix to expend substantial legal fees. Successful challenges to CombiMatrix's patents, if issued, would materially adversely affect CombiMatrix's business, operating results, financial condition and prospects.

    Other companies may be able to reverse-engineer CombiMatrix's technology without violating CombiMatrix's proprietary rights. CombiMatrix's existing protections also may not preclude competitors from developing products with features and prices similar to or better than those of CombiMatrix.

    GREENWICH INFORMATION TECHNOLOGIES. Greenwich Information Technologies was formed in June 1996 and is the exclusive marketing and licensing agent for a number of domestic and international patents and other intellectual property pertaining to information-on-demand systems. To date, Greenwich Information Technologies has yet to license any of its patents or other intellectual properties and has had a minimal level of operations. Although Greenwich Information Technologies believes that it has marketing and licensing rights to enforceable patents, we cannot assure you that other companies will not challenge the underlying patents to these rights or develop competing technologies that do not infringe upon their patents. Furthermore, whether or not competing products emerge, it is uncertain if and to what extent Greenwich Information Technologies will be able to profitably market and license its rights to the information on-demand technology.

    SIGNATURE-MAIL. Signature-mail was formed in October 1997 and has developed software services for use on the Internet that personalize e-mail with proprietary mass customization technologies. To date, Signature-mail has not generated any revenues. We cannot assure you that Signature-mail will ever be able to successfully market its products.

    Signature-mail has five patent applications pending for unique features as well as methods used for the automated mass customization of the production and delivery of e-mail. To date, no patents have yet issued and we cannot assure you that patents will be issued, that their validity will be upheld if challenged or that they will have sufficiently broad scope to effectively limit competition for its software product.

    Our investment in Signature-mail is subject to the risks associated with new technologies and software, including the viability of Signature-mail's technologies, difficulties in obtaining financing, the ability to obtain intellectual property protection, competition, and rapid technological change.

    SOUNDVIEW TECHNOLOGIES. Soundview Technologies was formed in March 1996 to commercialize patent rights of a method of video and audio blanking technology, also known as V-chip technology, that screens objectionable television programming and blocks it from the viewer. Although Soundview Technologies believes that it owns an enforceable patent on this technology, we caanot assure you that other companies will not challenge Soundview Technologies' patent rights or develop competing technologies that do not infringe Soundview Technologies' patent. Additionally, whether or not competing products emerge, it is uncertain if and to what extent Soundview Technologies will be able to profitably exploit its technology. The issued patent that Soundview Technologies owns expires in July 2003.

    MERKWERKS. MerkWerks was formed in September 1995 as a software development company, whose first product is expected to be software for use with CD-Recordable disk drives for Macintosh platforms. MerkWerks is in the developmental stage and, to date, has not completed the development of any products or generated any revenues. We cannot assure you that MerkWerks will ever be able to successfully develop or market its products. Merkwerks' product is substantially behind schedule and Merkwerks has scaled back its operations to conserve cash while continuing product development.

    The success of MerkWerks' software depends whether it is accepted by original equipment manufacturers (OEMs) that produce CD-Recordable disk drives. We cannot assure you that MerkWerks' software, if and when completed, will gain the acceptance of OEMs or ever be incorporated into CD-Recordable disk drives.

    SOUNDBREAK. Soundbreak was formed in May 1999 and is preparing for the launch of its lifestyle Internet site that will combine a 24-hour worldwide webcast highlighting new music hosted by on-air DJs with rich graphics, a music merchandise store, a strong community area that encourages participation and feedback, and other features. Soundbreak is in the developmental stage and because its site has not been launched publicly, the market acceptance for Soundbreak is uncertain. In addition, the industry it is entering is a rapidly changing and highly competitive environment. We cannot assure you that Soundbreak will generate revenues or achieve profitability.

    Soundbreak's success will be dependent on its ability to develop or obtain sufficiently compelling content to attract and retain audience, its ability to form partnerships for music and merchandise fulfillment and distribution, and its ability to successfully market and establish its presence on the Internet. In addition, Soundbreak will depend upon intellectual property rights and licensed material and any intellectual property claims against Soundbreak can be costly and could result in the loss of significant rights.

    LAUNCHPAD. Launchpad was formed in November 1999 to incubate and accelerate the development of new Internet companies. Launchpad will provide seed capital and an environment that enables ideas to grow and get to market quickly. Using our marketing, finance, strategic planning, recruiting, and legal resources together with Launchpad's development teams, entrepreneurs can focus solely on developing great products and services. Once a company is past the incubation stage, we can provide additional funding through direct investments and capital secured from other strategic venture investors. Launchpad's business model is new and unproven and may not be able to develop successful Internet business.

    MEDIACONNEX. Mediaconnex was formed in November 1999, and is developing software that performs inventory and sales management functions for television and cable broadcasters. The software can then broadcast the data over the Internet to provide business to business Internet services between the broadcasters and the buying community where sales, research and information requests will occur. To date, Mediaconnex has not generated any revenues. We cannot assure you that Mediaconnex will ever be able to successfully market its services.

WE CANNOT ASSURE YOU THAT OUR AFFILIATES WILL BE ABLE TO OBTAIN NECESSARY
  ADDITIONAL FINANCINGS.

    To date, our affiliates have primarily relied upon selling equity securities, including sales to and loans from us, to generate the funds they needed to finance implementing their plans of operations. Our affiliates may be required to obtain additional financing through bank borrowings, debt or equity financings or otherwise, which would require us to make additional investments or face a dilution of our equity interest.

    We cannot assure you that our affiliates will continue to be able to obtain financing or obtain financing on favorable terms.

OUR SUCCESS DEPENDS ON OUR ABILITY TO RESPOND TO THE RAPID CHANGES IN TECHNOLOGY
  AND DISTRIBUTION CHANNELS.

    The markets for our affiliates' products and services are characterized by:

    - rapidly changing technology;

    - evolving industry standards;

    - frequent new product and service introductions;

    - shifting distribution channels; and

    - changing customer demands

    Our success will depend on our affiliates' ability to adapt to this rapidly evolving marketplace. Our affiliates' may be unable to adequately adapt products and services or to acquire new products and services that can compete successfully. In addition, our affiliates' may be unable to establish and maintain effective distribution channels.

BECAUSE WE AND OUR AFFILIATES ARE SUBJECT TO INTENSE COMPETITION IN THE INTERNET
  MARKET, WE MAY BE UNSUCCESSFUL AND COMPETITION MAY DRIVE OUR POTENTIAL REVENUES DOWN.

    The market for technology and Internet products and services is highly competitive. Moreover, the market for Internet products and services lacks significant barriers to entry, enabling new businesses to enter this market relatively easily. Competition in the market for Internet products and services may intensify in the future. Numerous well-established companies and smaller entrepreneurial companies are focusing significant resources on developing and marketing products and services that will compete with our products and services. In addition, many of our current and potential competitors have greater financial, technical, operational, and marketing resources. We may not be able to compete successfully against these competitors in selling our goods and services. Competitive pressures may also force prices for Internet goods and services down and these price reductions may reduce our potential revenues.

SELLING ASSETS OF, OR INVESTMENTS IN, THE COMPANIES THAT WE HAVE ACQUIRED AND
  DEVELOPED PRESENTS RISKS.

    An element of our business plan involves selling, in public or private offerings, our affiliates and future subsidiary companies, or portions thereof, that we have acquired and developed. Market and other conditions largely beyond our control affect:

    - our ability to engage in these sales;

    - the timing of these sales; and

    - the amount of proceeds from these sales.

OUR GROWTH PLACES STRAINS ON OUR MANAGERIAL, OPERATIONAL, AND FINANCIAL
  RESOURCES.

    Our growth has placed, and is expected to continue to place, a significant strain on our managerial, operational and financial resources. Further, as the number of our subsidiary companies and their respective businesses grow, we will be required to manage multiple relationships. Any further growth by us or our subsidiary companies, or an increase in the number of strategic relationships will increase this strain on the Company's managerial, operational, and financial resources. This strain may inhibit our ability to achieve the rapid execution necessary to successfully implement our business plan. In addition, our future success depends on our ability to expand our organization to match the growth of our business and our subsidiary companies.

IF OUR AFFILIATES ARE SUCCESSFUL, THEY WILL NEED QUALIFIED MARKETING AND SALES
  PERSONNEL. WE CANNOT ASSURE YOU THAT OUR AFFILIATES WILL BE ABLE TO ASSEMBLE AND RETAIN THE NECESSARY MANAGEMENT AND MARKETING TEAMS.

    If CombiMatrix, Mediaconnex, MerkWerks, Greenwich Information Technologies, Signature-mail, Soundbreak, and Soundview Technologies successfully develop commercially viable products and services, they will need to expand their management personnel. Some of these companies will require our assistance to identify and implement experienced management teams, but we cannot assure you that these companies will successfully assemble qualified and effective management teams.

    Additionally, unlike Greenwich Information Technologies and Soundview Technologies, which intend to primarily license their respective technologies to third parties for commercial exploitation, CombiMatrix and MerkWerks currently intend to develop, manufacture, market, sell and license their respective products and services directly to customers. Because CombiMatrix and MerkWerks have not completed the research and development of their products, they have not hired marketing and sales personnel or finalized strategic marketing plans. We cannot assure you that CombiMatrix and MerkWerks will be able to attract and retain qualified marketing and sales personnel or that any marketing efforts undertaken by the companies will be successful.

FOR OUR BUSINESS AND OUR AFFILIATES TO SUCCEED, WE MUST ATTRACT AND RETAIN
  QUALIFIED PERSONNEL. BECAUSE OF INTENSE COMPETITION FOR THESE INDIVIDUALS, WE MAY FACE DIFFICULTIES IN RETAINING, ATTRACTING AND MOTIVATING THESE INDIVIDUALS.

    Our success will depend on our ability to attract, retain and motivate the qualified personnel that will be essential to our current plans and future development. Competition for qualified personnel is intense and we cannot assure you that we will successfully retain our existing key employees or attract and retain any additional personnel we may require. In particular, the success of our business and each of our affiliates will also be greatly determined our ability to retain and motivate the individuals discussed in the following paragraphs.

    COMBIMATRIX. CombiMatrix's success will significantly depend upon the continued services of CombiMatrix's Vice President-Research and Development. We maintain key person life insurance coverage with respect to this individual in the amount of $1,000,000.

    GREENWICH INFORMATION TECHNOLOGIES. Greenwich Information Technologies' success will significantly depend upon the continued services of H. Lee Browne, Greenwich Information Technologies' President and Chief Executive Officer. Neither we nor Greenwich Information Technologies maintain key person life insurance coverage for Mr. Browne.

OUR AFFILIATES FACE INTENSE COMPETITION AND WE CANNOT ASSURE YOU THAT THEY WILL
  BE SUCCESSFUL.

    WHITEWING. The markets for Whitewing's products are intensely competitive. The nutritional supplements market is characterized by frequent product introductions, short product life cycles, rapid price declines and eroding profit margins, and evolving customer preferences. In each of its product lines, Whitewing competes and in the future may compete with a large number of companies with significantly greater financial and other resources. Many of Whitewing's current and potential competitors have significantly greater name recognition, research capabilities and financial and technical resources than Whitewing, and many have longstanding positions and established brand names in their markets.

    COMBIMATRIX. The pharmaceutical and biotechnology industries are subject to intense competition and rapid and significant technological change. Many organizations are actively attempting to identify and optimize compounds and build libraries for potential pharmaceutical development. If CombiMatrix's technologies are successful, CombiMatrix will compete directly with the research departments of pharmaceutical companies, biotechnology companies, other combinatorial chemistry companies, and research and academic institutions. In addition to having existing strategic relationships with pharmaceutical companies, many of these competitors have greater financial and other resources, and more experience in research and development than CombiMatrix. Historically, pharmaceutical companies have maintained close control over their research activities, including the synthesis, screening, and optimization of chemical compounds. Many of these companies, which represent the greatest potential market for CombiMatrix's services and compounds, are developing combinatorial chemistry and other methodologies to improve productivity. In addition, these companies may already have large collections of compounds previously synthesized or ordered from chemical supply catalogs or other sources which they may screen new targets against.

    Other sources of compounds include compounds extracted from natural products, such as plants and microorganisms, and compounds created using rational drug design. CombiMatrix is joined by academic institutions, governmental agencies and other research organizations in conducting research in areas, either on their own or through collaborative efforts.

    CombiMatrix anticipates that it will face increased competition in the future as new companies enter the market and advanced technologies become available. CombiMatrix's processes may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of CombiMatrix's competitors. The existing approaches of CombiMatrix's competitors or new approaches or technology developed by CombiMatrix's competitors may be more effective than those developed by CombiMatrix.

    SIGNATURE-MAIL. The software industry is highly competitive. Signature-mail seeks to prevent competition through proprietary technology. Signature-mail has five pending patent applications. However, no patents have been issued yet and we cannot assure you that the patents will be issued, they will withstand challenges to their validity or that they will have sufficiently broad scope to effectively limit competition for its software product.

    MERKWERKS. There are several CD-recordable disk drive software packages on the market. MerkWerks' first product is not yet complete or ready for sale. Thus, the acceptance of MerkWerks' software in the market is unproven and speculative. The markets for software products are intensely competitive and are characterized by rapid changes in technological standards. MerkWerks faces competition from large companies with substantial technical, marketing and financial resources, allowing them to aggressively develop, enhance and market competing products. These advantages may allow competitors to dominate distribution channels and to respond more quickly than MerkWerks to emerging technologies or to changing customer requirements. Numerous actions by these competitors, including price reductions and product giveaways, increased promotion, the introduction of enhanced products and product bundling could have a material adverse effect on MerkWerks' ability to develop and market its software products and on its business, financial condition and operating results.

    SOUNDBREAK. The market for the online promotion and distribution of music and related merchandise is highly competitive and rapidly changing. The number of Web sites competing for the attention and spending of consumers, advertisers and users has increased, and we expect it to continue to increase because there are few barriers to entry to Internet commerce. Soundbreak faces competitive pressures from numerous actual and potential competitors. Competition is likely to increase significantly as new companies enter the market and current competitors expand their services. Certain companies have announced agreements to work together to offer music over the Internet, and Soundbreak may face increased competitive pressures as a result. Many of Soundbreak's current and potential competitors in the Internet and music entertainment businesses may have substantial competitive advantages relative to us, including: longer operating histories; significantly greater financial, technical and marketing resources; greater brand name recognition; existing customer bases; and more popular content.

    These competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements and devote greater resources to develop, promote and sell their products or services than Soundbreak can. Web sites maintained by existing and potential competitors may be perceived by consumers, artists, talent management companies and other music-related vendors or advertisers as being superior to Soundbreak's web site.

    MEDIACONNEX. The market for the sale of commercial inventory for television and cable broadcasters is highly competitive and rapidly changing. In addition to the long-standing traditional sales channels, there are a number of newly created web-based sites competing for market acceptance among the broadcasters and media buyers. Because Mediaconnex's software is not yet complete, acceptance of its software and business model in the market is unproven and speculative. Moreover, because there are few barriers to entry, competition is likely to increase, including the probability of established competitors expanding their current offering of services. Many of the current and potential competitors to Mediaconnex may have substantial competitive advantages relative to Mediaconnex, including longer operating histories as well as greater financial, technical or marketing resources.

WE CANNOT ASSURE THAT WE WILL BE ABLE TO EFFECTIVELY PROTECT OUR AFFILIATES'
  PROPRIETARY TECHNOLOGY.

    The success of the business of CombiMatrix, Greenwich Information Technologies, Signature-mail, Soundview Technologies, Mediaconnex and MerkWerks relies, to varying degrees, on proprietary rights and their protection or exclusivity. CombiMatrix, Greenwich Information Technologies, Signature-mail and Soundview Technologies will depend largely on the protection of enforceable patent rights. Mediaconnex, CombiMatrix and Signature-mail currently have applications on file with the U.S. Patent and Trademark Office seeking patents on their core technologies, while Greenwich Information Technologies and Soundview Technologies have patents or rights to patents that have been issued as well as have additional patents pending. MerkWerks intends to rely on a combination of statutory and common law, copyright, trademark and trade secret law, and licensing agreements to protect its software product. We cannot assure that pending patent applications will issue, third parties will not violate, or attempt to invalidate the affiliates' intellectual property rights, or certain aspects of the affiliates' intellectual property will not be reverse-engineered by third parties without violating the affiliates' proprietary rights.

    In addition to the protection that may be afforded by patents and the various laws protecting proprietary rights, the affiliates enter into confidentiality agreements with third parties and generally limit access to information relating to their intellectual property. Despite these precautions, third parties may be able to gain access to and use their intellectual property to develop similar competing technologies and/or products. Any substantial unauthorized use of the affiliates patent and other proprietary rights could materially and adversely affect their business and operational results.

BECAUSE EACH AFFILIATE'S SUCCESS GREATLY DEPENDS ON THEIR ABILITY TO DEVELOP AND
  MARKET NEW PRODUCTS AND SERVICES, WE CANNOT ASSURE YOU THAT OUR AFFILIATES WILL BE SUCCESSFUL IN THE FUTURE.

    The markets for each affiliate's products are also marked by extensive competition, rapidly changing technology, frequent product improvements, and evolving industry standards. The success of each affiliate will depend on its ability to develop and market new products and services or enhance existing ones to meet the evolving needs of the market. We cannot assure you that our affiliates' existing or future products and services will be successful or profitable. In addition, we cannot assure you other developers' products, services or technologies will not render our affiliates' products and services noncompetitive or obsolete.

WE MAY NEED TO SEEK ADDITIONAL FINANCING IN THE FUTURE, BUT CANNOT ASSURE YOU
  THAT WE WILL BE ABLE TO OBTAIN NEEDED FINANCING ON FAVORABLE TERMS.

    As of September 30, 1999, we had working capital of $12.4 million and stockholders' equity of $16.7 million based on our consolidated financial statements. However, a portion of these funds were held by our consolidated subsidiaries and thus are restricted to use in the business of the particular subsidiary.

    We cannot assure you that we will not encounter unforeseen difficulties that may deplete our capital resources more rapidly than anticipated. Any efforts to seek additional funds could be made through equity, debt, or other external financings, however, we cannot assure you that additional funding will be available on favorable terms, if at all.

    To date, we have relied upon the sale of equity securities to generate the funds needed to finance the implementation of our plan of operations. In the past, we have also relied on gains from the sale of investment securities, including those of Whitewing, CombiMatrix, Soundview Technologies, and MerkWerks, as well as equity interests in Greenwich Information Technologies as additional sources of revenue. To date we have not experienced any significant liquidity event with respect to our affiliates' companies.

ALTHOUGH WE HOLD MINORITY POSITIONS IN CERTAIN AFFILIATES, WE DO NOT HAVE THE
  ABILITY TO CONTROL THEIR DECISION MAKING OR DAY TO DAY OPERATIONS.

    WHITEWING. We currently own 532,459 shares of Whitewing's common stock (18.6% of the outstanding shares) and have voting control over 789,709 shares Whitewing's common stock (27.4% of the outstanding shares). R. Bruce Stewart, our Chief Financial Officer, is Chairman of the Board of Directors of Whitewing and Paul Ryan, our President and Chief Executive Officer, is also a member of the Board of Directors of Whitewing, representing half of Whitewing's Board of Directors. This minority position and board representation gives us influence over, but not the ability to control, the decision-making at Whitewing.

    GREENWICH INFORMATION TECHNOLOGIES. We currently maintain a membership interest of 33.3% in Greenwich Information Technologies. Although we are a senior member of Greenwich Information Technologies, we do not hold a majority of the board of three senior members, and we have no control over their day to day operations. The day to day operations are currently directed by the chief executive officer, H. Lee Browne.

    SIGNATURE-MAIL. We have a membership interest of 25% in Signature-mail. Although we are a senior member of Signature-mail, we do not hold a majority of the board of three senior members, and we have no control over their day to day operations. The day to day operations are currently directed by the chief executive officer, H. Lee Browne.

    MEDIACONNEX. We currently own 74% of the outstanding Series A Preferred Stock of Mediaconnex. The holders of the Series A Preferred Stock, voting together as a class, have the right to designate two members to the Board of Directors giving Acacia the right to control 40% of the Board of Directors. To date, Paul Ryan, the CEO of Acacia and Peter Frank, the CFO of Acacia, have been appointed to the Board of Directors. This minority position and board representation will give Acacia influence over, but not the ability to control, the decision-making at Mediaconnex. The day to day operations are currently controlled by Sean Atkins, the President and member of the Board of Directors of Mediaconnex.

    EC COMPANY. We own a 7.6% interest in EC Company and have no board representation, therefore giving us ability to control, the decision-making at EC Company.

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale of the shares of common stock offered by the Selling Securityholders pursuant to this prospectus. We will receive proceeds if Selling Securityholders exercise their warrants or options to purchase shares of common stock. If all of the Selling Securityholders were to exercise their warrants and options, we would receive gross proceeds of $17,072,938. When and if we receive these funds, they will be used for general corporate purposes.


                            SELLING SECURITYHOLDERS



    The shares of common stock offered pursuant to this prospectus have been or will be issued to the Selling Securityholders (or their assignees) directly by our company. Of the shares of our common stock covered by this prospectus, we:



    - issued 974,771 shares in a private placement completed in December 1999 pursuant to an exemption from registration contained in Regulation D promulgated under Section 4(2) of the Securities Act;



    - will issue up to 487,387 shares, subject to adjustment under certain circumstances, upon exercise of warrants (which we may redeem under certain circumstances) also included in the December 1999 private placement;



    - will issue up to 720,000 shares, subject to adjustment under certain circumstances, upon exercise of options under our 1996 Executive Stock Bonus Plan approved at our 1996 annual stockholders meeting;



    - issued 60,107 shares in a private placement completed in June 1999 in which we exchanged our shares for equity interests in MerkWerks; and



    - will issue up to 102,851 shares, subject to adjustment under certain circumstances, upon the exercise of options and warrants held by certain selling securityholders.


    The following table sets forth certain information with respect to the beneficial ownership of shares of our common stock by the Selling Securityholders as of January 20, 2000 and the number of shares which may be offered pursuant to this prospectus for the account of each of the Selling Securityholders or their transferees from time to time. Except as described in the footnotes to the table, to the best of our knowledge, none of the Selling Securityholders has had any position, office or other material relationship with our company or any of our affiliates.

                                                    MAXIMUM NUMBER OF                             PERCENT OF CLASS
                            NUMBER OF SHARES        SHARES WHICH MAY       NUMBER OF SHARES      BENEFICIALLY OWNED
                            BENEFICIALLY OWNED       BE SOLD IN THIS      BENEFICIALLY OWNED     AFTER THE OFFERING
SELLING SECURITYHOLDERS     PRIOR TO OFFERING (1)     OFFERING (1)      AFTER THE OFFERING (2)          (2)
-----------------------     ---------------------   -----------------   ----------------------   ------------------
Brooke P. Anderson (3)....         560,827               202,532                358,295                 2.24
Dorothy L. Anderson Living
  Trust...................           6,314                   314                  6,000                    *
Ivano Angelastri (4)......           8,500                 8,500(4)                   0                    0
Milton Aronowitz Jr.......          37,188                 1,688                 35,500                    *
The Balboa Fund...........          70,000                30,000                 40,000                    *
Bank Leumi le-Israel......         450,000               450,000                      0                    0
Martin M. Berman..........           6,969                   169                  6,800                    *
The Paul E. Berning SERP
  Trust...................          10,128                10,128                      0                    0
Richard C. Browne.........           7,500                 7,500                      0                    0
Merrill & Rene Burt Rev
  Trust...................           6,977                 6,977                      0                    0
Hendrick Capelle..........           7,500                 7,500                      0                    0
Rene Carrel (5)...........          10,000                10,000(5)                   0                    0
M. Robert Ching Defined
  Benefit Pension Plan
  (6).....................         786,050(7)(8)         187,500                598,550(7)(8)           3.75
Colgate Limited
  Partnership.............           3,376                 3,376                      0                    0
Michael Cunniff (9).......          38,000                12,000                 26,000                    *
Alan Dietzak..............           5,064                 5,064                      0                    0
Irene Farmer..............          75,064                 5,064                 70,000                    *
Fontana Family Trust......          17,442                17,442                      0                    0
Ken Foreman (10)..........             922                   922(10)                  0                    0
Carl W. Fuller............          25,000                15,000                 10,000                    *
Gorman Trust (11).........           5,000                 5,000(11)                  0                    0
Jack Hengst Money Purchase
  Pension Plan............           8,377                 6,977                  1,400                    *
Hermes Partners, L.P......          60,000                60,000                      0                    0
Roland Heuberger..........          21,750                21,750                      0                    0
Kathryn King-Van Wie
  (12)....................         208,584(13)           100,000                108,584(13)                *
David Lackey (14).........         140,500                12,500(14)            128,000                    *
John Lackey (15)..........          83,890                63,890(15)             20,000                    *
Roger Lewis...............           5,950                   950                  5,000                    *
Liechtensteinische
  Landesbank..............          30,000                30,000                      0                    0
Gary Medearis (16)........             785                   785(16)                  0                    0
Robert & Elva Medearis....           7,477                 6,977                    500                    *
Mill Creek Fund...........           7,500                 7,500                      0                    0
Don Montgomery (17).......          24,400                20,000                  4,400                    *
Carl Martellaro (18)......             301                   301(18)                  0                    0
David W. Moyer............         144,752                 6,752                138,000                    *
Wesley E. Mudge Separate
  Prop Trust..............          21,000                21,000                      0                    0
Roger Mulhaupt............          81,450                81,450                      0                    0
Dewi Muljadi-White........           1,736                 1,736                      0                    0
Barry Neville.............           6,767                 6,767                      0                    0
Newton Family Trust.......           9,192                 9,192                      0                    0
Bates & Fran Reese
  Trust...................          15,000                15,000                      0                    0
Refima AG.................          15,000                15,000                      0                    0
Reman Partners Ltd........         225,000               225,000                      0                    0
RMT Risk Management &
  Trading.................          22,500                22,500                      0                    0

                                                    MAXIMUM NUMBER OF                             PERCENT OF CLASS
                            NUMBER OF SHARES        SHARES WHICH MAY       NUMBER OF SHARES      BENEFICIALLY OWNED
                            BENEFICIALLY OWNED       BE SOLD IN THIS      BENEFICIALLY OWNED     AFTER THE OFFERING
SELLING SECURITYHOLDERS     PRIOR TO OFFERING (1)     OFFERING (1)      AFTER THE OFFERING (2)          (2)
-----------------------     ---------------------   -----------------   ----------------------   ------------------
Paul Ryan (19)............         494,000(19)           200,000                294,000(20)             1.84
John E. Saunders..........             548                   548                      0                    0
Ueli Schurch (21).........          47,940                47,940(21)                  0                    0
R. Bruce Stewart (22).....         560,000               200,000                360,000                 2.25
Thomas Stewart (23).......           7,500                 2,500(23)              5,000                    *
William Tipton............          11,764                11,764                      0                    0
Bret Undem (24)...........           6,406                 6,406(24)                  0                    0
Beat Zanitti..............          60,000                60,000                      0                    0
Marc A. Zemp..............          90,000                90,000                      0                    0
Judy Ziegler IRA..........           3,255                 3,255                      0                    0


*  Less than one percent of class

--------------------------

(1) Assumes exercise of all common stock purchase warrants or options beneficially owned by the Selling Securityholder at the exercise price and for the maximum number of shares permitted as of the date of this prospectus. Share figures include shares of our common stock issued in the private placement as well as the underlying common stock purchase warrants as follows:

                                                              SHARES OF COMMON STOCK
                                                                ISSUED IN PRIVATE      SHARES UNDERLYING
SELLING SECURITYHOLDERS                                             PLACEMENT              WARRANTS
-----------------------                                       ----------------------   -----------------
The Balboa Fund.............................................           20,000                10,000
Bank Leumi le-Israel........................................          300,000               150,000
Richard C. Browne...........................................            5,000                 2,500
Merrill & Rene Burt Rev Trust...............................            4,651                 2,326
Hendrick Capelle............................................            5,000                 2,500
M. Robert Ching Defined Benefit Pension Plan................          125,000                62,500
Fontana Family Trust........................................           11,628                 5,814
Carl W. Fuller..............................................           10,000                 5,000
Jack Hengst Money Purchase Pension Plan.....................            4,651                 2,326
Hermes Partners, L.P........................................           40,000                20,000
Roland Heuberger............................................           14,500                 7,250
John Lackey (15)............................................           20,000                10,000
Liechtensteinische Landesbank...............................           20,000                10,000
Robert & Elva Medearis......................................            4,651                 2,326
Mill Creek Fund.............................................            5,000                 2,500
Wesley E. Mudge Separate Prop Trust.........................           14,000                 7,000
Roger Mulhaupt..............................................           54,300                27,150
Newton Family Trust.........................................            6,128                 3,064
Bates & Fran Reese Trust....................................           10,000                 5,000
Refima AG...................................................           10,000                 5,000
Reman Partners Ltd..........................................          150,000                75,000
RMT Risk Management & Trading...............................           15,000                 7,500
Ueli Schurch (19)...........................................           21,700                10,850
Thomas Stewart (21).........................................            1,000                   500
Bret Undem (22).............................................            2,562                 1,281
Beat Zanitti................................................           40,000                20,000
Marc A. Zemp................................................           60,000                30,000

--------------------------

(2) Assumes that each Selling Securityholder will sell all shares of common stock offered pursuant to this prospectus, but not any other shares of common stock beneficially owned by such securityholder.

(3) Dr. Anderson is a director and officer of CombiMatrix.

(4) Mr. Angelastri acted as a finder in connection with the December 1999 Private Placement and in such capacity received "Finder Warrants" to purchase 8,500 shares at an exercise price of $23.65 per share. These warrants expire on December 9, 2002.

(5) Mr. Carrel acted as a finder in connection with the December 1999 Private Placement and in such capacity received "Finder Warrants" to purchase 10,000 shares at an exercise price of $23.65 per share. These warrants expire on December 9, 2002.

(6) Dr. Ching has provided consulting services to the Company.

(7) Includes shares beneficially owned by Dr. Ching issued in the names of M. Robert Ching & Phyllis Ching Living Trust, M. Robert Ching M.D. Inc. Money Purchase Pension Plan, M. Robert Ching M.D. Inc. Defined Benefit Plan and Phyllis Ching.

(8) Includes shares which are subject to options as follows: (a) 10,000 shares, at an exercise price of $2.625 per share, expiring October 13, 2000; (b) 10,000 shares, at an exercise price of $2.625 per share, expiring October 13, 2000; (c) 3,550 shares, at an exercise price of $2.75 per share, expiring January 29, 2001; and (d) 15,000 shares at an exercise price of $3.50 per share, expiring August 5, 2001.

(9) Mr. Cunniff provides consulting services to the Company.


(10) Mr. Foreman acted as a finder in connection with the December 1999 Private Placement and in such capacity received "Finder Warrants" to purchase 922 shares at an exercise price of $23.65 per share. These warrants expire December 9, 2002.



(11) The Gorman Trust received "Finder Warrants" to purchase 5,000 shares at an exercise price of $23.65 per share in connection with the December 1999 Private Placement. These warrants expire on December 9, 2002.


(12) Ms. King is the Chief Operating Officer of the Company.

(13) Includes shares which are subject to options as follows: (a) 40,000 shares, at an exercise price of $2.625 per share, expiring October 13, 2000; and (b) 50,000 shares, at an exercise price of $3.5625 per share, expiring March 10, 2001.

(14) Mr. David Lackey acted as a finder in connection with the December 1999 Private Placement and in such capacity received "Finder warrants" to purchase 12,500 shares at an exercise price of $23.65 per share. These warrants expire on December 9, 2002.


(15) Mr. John Lackey acted as a finder in connection with the December 1999 Private Placement and in such capacity received "Finder warrants" to purchase 33,890 shares at an exercise price of $23.65 per share. These warrants expire on December 9, 2002



(16) Mr. Medearis acted as a finder in connection with the December 1999 Private Placement and in such capacity received "Finder Warrants" to purchase 785 shares at an exercise price of $23.65 per share. These warrants expire December 9, 2002.



(17) Mr. Montgomery is a director and officer of CombiMatrix.



(18) Mr. Martellaro acted as a finder in connection with the December 1999 Private Placement and in such capacity received "Finder Warrants" to purchase 301 shares at an exercise price of $23.65 per share. These warrants expire December 9, 2002.



(19) Mr. Ryan is a director and President and Chief Executive Officer of the Company.



(20) Includes 75,000 shares which are subject to options, at an exercise price of $3.75 per share, expiring December 17, 2002.



(21) Mr. Schurch acted as a finder in connection with the December 1999 Private Placement and in such capacity received "Finder warrants" to purchase 15,390 shares at an exercise price of $23.65 per share. These warrants expire on December 9, 2002.



(22) Mr. R. Bruce Stewart is the Chairman of the Board of Directors of the Company.

(23) Mr. Thomas Stewart acted as a finder in connection with the December 1999 Private Placement and in such capacity received "Finder warrants" to purchase 1,000 shares at an exercise price of $23.65 per share. These warrants expire on December 9, 2002. Mr. Thomas Stewart is the son of R. Bruce Stewart, the Chairman of the Board of Directors.



(24) Mr. Undem acted as a finder in connection with the December 1999 Private Placement and in such capacity received "Finder warrants" to purchase 2,563 shares at an exercise price of $23.65 per share. These warrants expire on December 9, 2002


                              PLAN OF DISTRIBUTION

    The shares of common stock offered hereby may be sold by the Selling Securityholders or by their respective pledgees, donees, transferees or other successors in interest. Such sales may be made at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The shares may be sold by one or more of the following:

    - one or more block trades in which a broker or dealer so engaged will attempt to sell all or a portion of the shares held by the Selling Securityholders as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    - purchase by a broker or dealer as principal and resale by such broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

    - ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

    - privately negotiated transactions between the Selling Securityholders and purchasers without a broker-dealer.

    The Selling Securityholders may effect such transactions by selling shares to or through broker dealers, and such broker-dealers will receive compensation in negotiated amounts in the form of discounts, concessions, commissions or fees from the Selling Securityholders and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Such brokers or dealers or other participating brokers or dealers and the Selling Securityholders may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. Except for customary selling commissions in ordinary brokerage transactions, any such underwriter or agent will be identified, and any compensation paid to such persons will be described, in a prospectus supplement. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this prospectus.

                                 LEGAL MATTERS

    The validity of the shares of common stock intended to be sold pursuant to this prospectus will be passed upon for the Company by O'Melveny & Myers LLP.

                                    EXPERTS

    The consolidated financial statements of the Company incorporated into this prospectus by reference to the Annual Report on Form 10-K for the years ended December 31, 1998 and December 31, 1997 have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting

    The consolidated financial statements incorporated in this prospectus by reference for the year ended December 31, 1996 have been so included in reliance on the report of Finocchiaro & Co., independent accountants, given on the authority of said firm as experts in auditing and accounting. Fred F. Finocchiaro, a principal of Finocchiaro & Co., participated in the private placements by the Company in June 1997, November 1997, and April 1998.

                             AVAILABLE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and the shares of common stock, we refer you to the registration statement and to the exhibits and schedules filed with it. Statements contained in this prospectus as to the contents of any contract or other documents referred to are not necessarily complete. We refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statement, and statements relating to such documents are qualified in all aspects by such reference.

    Anyone may inspect a copy of the registration statement without charge at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any portion of the registration statement by writing to the Commission's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, and paying prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0300. In addition, the Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies such as Silicon that file electronically with the Commission.

    We are subject to the information requirements of the Securities Exchange Act and therefore we file reports, proxy statements and other information with the Commission. You can inspect and copy the reports, proxy statements and other information that we file at the public reference facilities maintained by the Commission at the Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also obtain copies of such material from the Commission's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also makes electronic filings publicly available on its Web site. Reports, proxy and information statements and other information about us may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

    Our common stock is traded on the Nasdaq National Market under the symbol "ACRI." Certain information, reports and proxy statements of our company are also available for inspection at the offices of the Nasdaq National Market Reports Section, 1735 K Street, Washington, D.C. 20006.

                     INFORMATION INCORPORATED BY REFERENCE

    The following documents, which we have filed with the Commission, are incorporated by reference into this prospectus:

       - our annual report on Form 10-K for the fiscal year ended December 31, 1998;

       - our quarterly reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

       - our current report on Form 8-K event date December 28, 1999; and

       - the description of our common stock contained in Amendment No. 2 to our registration statement on Form 8-A/A dated December 30, 1999.

    All documents that we file with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the shares of common stock shall be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing such documents.

    We will provide without charge to each person to whom a copy of this prospectus is delivered, upon such person's written or oral request, a copy of any and all of the information incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates. Requests should be directed to the Secretary at Acacia Research Corporation, 55 South Lake Avenue, Pasadena, California 91101, telephone number
(626) 396-8300.

    Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed with document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    You should rely only on the information incorporated by reference, provided in this prospectus or any supplement or that we have referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. However, you should realize that the affairs of the Company may have changed since the date of this prospectus. This prospectus will not reflect such changes. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized, if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

                                ACACIA RESEARCH
                                  CORPORATION

                              2,345,116 SHARES OF
                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------


                               February   , 2000


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The expenses in connection with the registration of shares of the Selling Securityholders will be borne by the Company and are estimated as follows:


Commission registration fee.................................  $31,729
Printing and engraving......................................    2,000
Accounting fees and expenses................................    2,000
Legal fees and expenses.....................................   10,000
Miscellaneous expenses......................................    5,000

Total.......................................................  $50,729

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's Certificate of Incorporation provides for the elimination of personal monetary liability of directors to the fullest extent permissible under Delaware law. Delaware law does not permit the elimination or limitation of director monetary liability for: (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions or
(iv) transactions in which the director received an improper personal benefit.

    The Company's Bylaws provide for the indemnification to fullest extent permitted by applicable law of any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of his or her current or past service to the Company, against all liability and loss suffered and expenses (including attorney' fees) reasonably incurred by such person.

    The Company plans to enter into agreements (the "Indemnification Agreements") with each of the directors and executive officers of the Company pursuant to which the Company has agreed to indemnify such director or executive officer from claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement incurred by such director or executive officer in or arising out of such person's capacity as a director or executive officer of the Company or any other corporation of which such person is a director at the request of the Company to the maximum extent provided by applicable law. In addition, such director or executive officer will be entitled to an advance of expenses to the maximum extent authorized or permitted by law.

    To the extent that the Board of Directors or the stockholders of the Company may in the future wish to limit or repeal the ability of the Company to provide indemnification as set forth in the Certificate of Incorporation, such repeal or limitation may not be effective as to directors and executive officers who are parties to the Indemnification Agreements, because their rights to full protection would be contractually assured by the Indemnification Agreements. It is anticipated that similar contracts may be entered into, from time to time, with future directors of the Company.

ITEM 16. EXHIBITS

    See the attached Exhibit Index that follows the signature page.

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales ar being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the
                 Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on the 4th day of February, 2000.


                                                       ACACIA RESEARCH CORPORATION

                                                       By:                      *
                                                            -----------------------------------------
                                                                           Paul R. Ryan
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----

                                                       Director, President and
                          *                              Chief Executive Officer
     -------------------------------------------         (Principal Executive        February 4, 2000
                    Paul R. Ryan                         Officer)

                          *                            Chief Financial Officer
     -------------------------------------------         (Principal Financial        February 4, 2000
                     Peter Frank                         Officer)

                          *
     -------------------------------------------       Controller (Principal         February 4, 2000
                  Mary Rose Colonna                      Accounting Officer)

                          *
     -------------------------------------------       Chairman of the Board         February 4, 2000
                  R. Bruce Stewart

                          *
     -------------------------------------------       Director                      February 4, 2000
                   Thomas B. Akin

                          *
     -------------------------------------------       Director                      February 4, 2000
                   Fred A. de Boom

                          *
     -------------------------------------------       Director                      February 4, 2000
                  Edward W. Frykman



*By:              /s/ KATHRYN KING-VAN WIE
           --------------------------------------
                    Kathryn King-Van Wie
                      ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                           DESCRIPTION
------                           -----------
4.1      Form of Common Stock Warrant Agreement issued as part of the
         December 1999 private placement (3)

4.2      Form of Specimen Certificate of Company's Common Stock (1)

4.3      Form of Option Agreement constituting the 1996 Executive
         Stock Bonus Plan (2)

4.4      Form of Option Award Agreement with Michael Conniff.

5.1 Opinion of Counsel re: legality of securities being registered (3)

23.1     Consent of Independent Accountants (Finocchiaro & Co.)

23.2     Consent of Independent Accountants (PricewaterhouseCoopers
         LLP)

23.3     Consent of Counsel (included in Exhibit 5.1) (3)

24.1     Powers of Attorney (3)


------------------------

(1) Previously filed by Registrant with Amendment No. 2 on Form 8-A/A on December 30, 1999 (SEC File No. 000-26068)

(2) Previously filed by Registrant as Appendix A to its Definitive Proxy Statement on Schedule 14A on April 26, 1996 (SEC File No. 000-26068).


(3) Previously filed by Registrant with Registration Statement on Form S-3 on January 25, 2000 (SEC File No. 333-95373) and incorporated by reference